Monthly Statements to the Securityholders
Pursuant to Section 4.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE3

Monthly Period	August 1, 2004 through August 31, 2004
Payment Date	September 27, 2004

Aggregate Amount Collected for the Collection Period
	Interest		$1,362,668.42
	Principal Collections		$19,382,779.00
	Substitution Amounts		$—
	Funds from Yield Maintenance Agreement		$—
	Additional Draws		$9,367,844.20
Application of Collected Amounts (pursuant to Section 3.05 of the Indenture Agreement)
Applied in the following order of priority:						Factor per 1000
(i)	Enhancer Premium				$45,416.98
(ii)	A-1 Noteholder’s Interest				$716,714.88	1.4334297531
(iii)	Principal Collections to Funding Account				$—
(iv)	Excess Spread (during Revolving)				$—
(v)	Excess Spread (during AP)				$600,536.57
(vi)	Additional Balance Increase from Excess Spread (during MAP)				$—
(vii)	A-1 Noteholder’s Principal Distribution				$10,615,485.49	10.6154855
(viii)	Enhancer for Prior Draws				$—		Aggregate to Date
(ix)	Liquidation Loss Amount				$—		$—
(x)	Enhancer				$—
(xi)	Interest Shortfalls				$—		$—
(xii)	Indenture Trustee				$—
(xiii)	Certificates				$—
Balances
						Factor
	Beginning A-1 Note Balance				$419,233,659.21	0.8384673184
	Ending A-1 Note Balance				$408,618,173.72	0.8172363474
			Change		$10,615,485.49	0.0212309710
	Beginning Excluded Amount				$—
	Ending Excluded Amount				$—
			Change		$—
	Beginning Pool Balance				$423,168,108.01	0.8463243412
	Ending Pool Balance				$413,153,159.09	0.8262947244
			Change		$10,014,948.92	0.0200296168
	Beginning Principal Balance				$423,168,108.01	0.8463243412
	Ending Principal Balance				$413,153,159.09	0.8262947244
			Change		$10,014,948.92	0.0200296168
	Beginning Certificate Balance				$—
	Additional Balance Increase (Draws minus Payments)				$—
	Ending Certificate Balance				$—
	Beginning Subsequent Transfers				$—
	Current Period Transfers				$—
	Aggregate Subsequent Transfers				$—
	Beginning Funding Account Balance				$—	—
	Deposit To (Withdrawal From) Account				$—	—
	Ending Funding Account Balance				$—	—
	Current Period Liquidation Loss Amount				$14.12	0.0000000282
	Aggregate Liquidation Loss Amount				$14.12	0.0000000282
	Current Net Excess Spread Percentage				0.1432%
	2 Month Average Net Excess Spread Percentage				0.1404%
	3 Month Average Net Excess Spread Percentage				0.1478%
Delinquencies
		#		$
	Two statement cycle dates:		6		$319,003.20
	Three statement cycle dates:		2		$38,879.54
	Four statement cycle dates:		2		$52,119.38
	Five statement cycle dates:		—		$—
	Six statement cycle dates:		—		$—
	Seven + statement cycle dates:		1		$28,927.40
	Foreclosures (included in aging above)		1		$28,927.40
	REO		—		$—
	Liquidation Loss Amount		1		$14.12
	Wachovia Bank, National Bank as Administrator

Additional Information		UPB of 3 Largest Loans
Net WAC Rate	3.51%	$818,686.31
Overcollateralization Target	$5,057,854.80	$800,900.00
Beginning Overcollateralization	$3,934,448.80	$783,615.04
Overcollateralization Amount	$4,534,985.37
Funding Account Ending Balance	$—
		Interest Shortfalls	None
Gross CPR (1 mo. Annualized)	43.029%	Deficiency Amounts	None
Net CPR (1 mo. Annualized)	24.980%	Stepdown Event?	No
Draw Rate (1 mo. Annualized)	23.558%	LIBOR		1.6150%
WAM	208.72	Net Note Rate		1.8650%
AGE	27.77
Allocation of Collected Funds
Interest Collections		Principal Collections
Total Collected	$(1,538,988.47)	Total Collected	$(19,382,779.00)
Yield Maintenance Amount	$—	A-1 Principal	$10,615,485.49
Servicing Fee	$176,320.05	Add’l Balance Increase	$—
Enhancer Premium	$45,416.98	Net Draws	$9,367,830.08
Additional Balance Interest	$—	Funding Account	$—
A-1 Interest	$716,714.88	Excess as principal	$(600,536.57)
Excess Interest	$600,536.57	Net	$0.00
Net	$—